EXHIBIT 99.2

APPROVED BY:	Jeffrey I. Badgley
Co-Chief Executive Officer

For Immediate Release
CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FD
Investor Contact: Alexandra Tramont
(212) 850-5600

MILLER INDUSTRIES INCREASES ANNUAL CASH DIVIDEND

CHATTANOOGA, Tennessee, March 8, 2011 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced that its Board of Directors has declared an annual cash dividend of $0.12 per share, representing a 20% increase from the $0.10 per share paid last year.  The dividend is payable on March 24, 2011 to shareholders of record as of the close of business on March 17, 2011.

William G. Miller, Chairman of the Board and Co-CEO of the Company stated, “I am pleased with our Board’s decision to increase the dividend this year.  This announcement reflects the Company’s enhanced financial position and excellent cash flow, which give us confidence in our ability to continue investing in the growth of our business while at the same time maximizing value for our shareholders.”

Future payment of annual cash dividends will be based on the Company’s ability to satisfy all applicable statutory and regulatory requirements and its continued financial strength.  Any future determination as to the payment of cash dividends will depend upon such factors as the Company’s earnings, capital requirements, financial condition, financing agreement restrictions and other factors deemed relevant by the Board of Directors.

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MILLER INDUSTRIES REPORTS 2010 FOURTH QUARTER AND	PAGE 2

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion, Jige, Boniface and Eagle.

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, statements regarding the future payment of annual cash dividends.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management.  Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things, economic and market conditions; the risks related to the general economic health of our customers; our customers’ access to capital and credit to fund purchases, including the ability of our customers to secure floor plan financing; the success and timing of existing and additional export and government orders; the cyclical nature of our industry; changes in fuel and other transportation costs; our dependence on outside suppliers of raw materials; changes in the cost of aluminum, steel and related raw materials; and those other risks discussed in our filings with the SEC, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2010, which discussion is incorporated herein by this reference.  Such factors are not exclusive.  We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.